Exhibit 10.1

AMENDED AND RESTATED SEVERANCE AGREEMENT

This Severance Agreement is entered into as of July 31, 2025, by and between Bryan H. Fairbanks, an individual (“Executive”) and Trex Company, Inc., a Delaware corporation (the “Company”).

Executive and the Company entered into a Severance Agreement dated as of July 31, 2023 setting forth their agreement pursuant to which Executive will receive certain benefits upon severance from the Company under certain circumstances. The parties now desire to amend the Severance Agreement. The Severance Agreement, as amended and restated, is as follows:

Recitals

Executive is an executive officer of the Company. The Company and Executive desire to set forth their agreement pursuant to which Executive will receive certain benefits upon severance from the Company under certain circumstances.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Term. The term of this Agreement shall be for a period beginning on the date hereof and ending on August 1, 2026. Thereafter, this Agreement shall automatically renew for successive three (3) year periods unless either party gives to the other party written notice of termination at least one (1) year prior to the end of the initial or any renewal term.

2. Termination of Employment.

(a) Termination by the Company for Cause or at the Election of Executive Without Good Reason. In the event Executive’s employment is terminated for Cause, as defined in Section 3(a), or at the election of Executive for any reason other than Good Reason, as defined in Section 3(b), the Company shall pay to Executive the compensation and benefits otherwise due and payable to Executive in a lump sum payment in cash, on the first regular payroll date after the date of termination of employment, equal to the sum of Executive’s salary earned but unpaid and any unused accrued vacation pay, minus deductions required by law, through the date of termination of employment. For the avoidance of doubt, Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs shall not be paid (if such bonus has not been paid as of the date of termination of employment).

(b) Termination for Death or Disability. If Executive’s employment is terminated by death or because of Disability, as defined in Section 3(c), the Company shall pay to the estate of Executive or to Executive, as the case may be, a lump sum payment in cash, payable within 10 days after termination of employment, equal to the sum of (1) Executive’s salary earned but unpaid and any unused accrued vacation pay, minus deductions required by law, through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs, minus deductions required by law, if such bonus has not been paid as of the date of termination of employment.

(c) Termination by the Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause, or is terminated by Executive for Good Reason, at any time during the Term (including extensions thereof), except during the Change in Control Protection Period (as defined in Executive’s Change In Control Severance Agreement) (“Change in Control Severance Agreement”), Executive will be entitled to the following payments and benefits outlined in this Section 2(c):

(1) Payment of Accrued Obligations. The Company shall pay to Executive a lump sum payment in cash, on the first regular payroll date after the date of termination of employment, equal to the sum of (1) Executive’s salary earned but unpaid and any unused accrued vacation pay, minus deductions required by law, through the date of termination of employment, and (2) Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the date of termination of employment occurs, minus deductions required by law, if such bonus has not been paid as of the date of termination of employment.

(2) Payment of Severance. The Company shall pay to Executive a lump sum cash payment, no later than 10 days after the effective date of the written release and agreement referenced in Section 7 of this Agreement, equal to two (2) times Executive’s Final Pay as defined in Section 3(d), minus deductions required by law. In the event Executive materially breaches any non-compete or confidentiality agreement then in effect with the Company, Executive agrees to return to the Company all amounts received under this Section 2(c)(2).

(3) Equity. Outstanding equity shall vest as follows: (1) The unexercised portions of all Options and SARs (as defined in the Trex Company, Inc. 2023 Stock Incentive Plan or a predecessor or successor plan (“Incentive Plan”) granted to Executive under the Incentive Plan that have not expired or been forfeited pursuant to their terms shall automatically accelerate and become fully exercisable, (2) the restrictions and conditions on all outstanding Restricted Stock and Restricted Stock Units (as defined in the

Incentive Plan) granted to the Executive that have not expired or been forfeited pursuant to their terms shall immediately lapse and such Restricted Stock and Restricted Stock Units shall vest, and (3) all outstanding Restricted Stock Units and Restricted Stock (as defined in the Incentive Plan) granted to the Executive that are based upon performance of the Company over a certain period of time shall become payable at the Executive’s target payment for the relevant performance period (regardless of the amount of the relevant performance period that precedes the termination of employment).

(4) Benefit Continuation. Commencing on the date immediately following Executive’s date of termination of employment and continuing for 12 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Welfare Benefit Continuation Period”), the Company shall cover Executive under the same type of Company-sponsored group health plan and dental plan (e.g., individual or family coverage) in which Executive was covered immediately prior to termination of employment. The Executive shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if Executive had continued to be an employee of the Company during the Welfare Benefit Continuation Period.

(5) For each month during the Welfare Benefit Continuation Period in which Executive’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to Executive equal to the monthly premium the Company would be charged for coverage of a similarly-situated employee. The Company shall not be obligated to “gross up” or otherwise compensate Executive for any taxes due on amounts paid pursuant to the preceding sentence.

(6) Notwithstanding any other provision of this Section 2(c), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this Section 2(c) shall expire on the date Executive becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Administrator, as defined in Section 3(e), are determined to provide coverage at least equivalent in the aggregate to the benefits continued under Section 2(c)(4). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(7) Release. The Executive shall not be eligible to receive any payments or benefits provided in Section 2(c) (other than payments under Section 2(c)(1)) unless Executive first executes a written release and agreement provided by the Company and does not revoke such release and agreement within the time permitted therein for such revocation.

(8) Restriction on Timing of Distribution. Anything in this Agreement to the contrary notwithstanding, if (1) on Executive’s date of termination of employment, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such termination, Executive would receive any payment that, absent the application of this Section 2(c)(8), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(1)(B) of the Code, then no such payment shall be payable prior to the date that is the earliest of (x) six months after Executive’s date of termination of employment, (y) Executive’s death or (z) such other date as will cause such payment not to be subject to such interest and additional tax. For the avoidance of doubt, upon the Executive’s involuntary separation from service (as defined in Treas. Regs. §1.409A-1(n)), the preceding sentence shall not prevent payment to the Executive during such six-month period of an aggregate amount not exceeding the lesser of (a) two (2) times the sum of the Executive’s annualized compensation based upon the annual rate of pay for Executive’s taxable year preceding the taxable year of the separation from service, or (b) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive has a separation from service, as permitted pursuant to Treas. Regs. §1.409A-1(b)(9)(iii).

(d) Termination During a Change in Control Protection Period. If Executive’s employment is terminated during a Change in Control Protection Period (as that term is defined in Executive’s Change in Control Severance Agreement), Executive shall be entitled to receive such severance payments and benefits as are set forth in Executive’s Change in Control Severance Agreement, and shall not be entitled to any benefits under this Section 2.

3. Definitions.

(a) “Cause” means one of the following reasons for which the Executive’s employment with the Company is terminated: (1) Executive’s willful or grossly negligent misconduct that is materially injurious to the Company; (2) Executive’s embezzlement or misappropriation of funds or property of the Company; (3) Executive’s conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) Executive’s conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; or (5) Executive’s willful failure or refusal by Executive to devote Executive’s full business time (other than on account of disability or approved leave) and attention to the performance of

Executive’s duties and responsibilities if such breach has not been cured within 15 days after written notice thereof is given to the Executive by the Board.

(b) For the purposes of this Agreement, “Good Reason” shall exist upon: (1) a material and adverse change in Executive’s status or position(s) as an officer or management employee of the Company, including, without limitation, any adverse change in Executive’s status or position as an employee of the Company as a result of a material diminution in Executive’s duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Company that is cured promptly upon Executive giving notice), or any removal of Executive from or any failure to reappoint or reelect Executive to such position(s) (except in connection with Executive’s termination other than for Good Reason); (2) a 10% or greater reduction in Executive’s aggregate Base Salary and targeted bonus, other than any such reduction proportionately consistent with a general reduction of pay across the executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company; (3) Company’s requiring Executive to be based at an office that is both more than 50 miles from where Executive’s office is located and further from Executive’s then current residence; or (4) a material breach by the Company of this Agreement; provided, however, that if any of the conditions in this Section 3(b) exists, Executive must provide notice to the Company no more than ninety (90) calendar days following the initial existence of the condition and Executive’s intention to terminate Executive’s employment for Good Reason. Upon such notice, the Company shall have a period of thirty (30) calendar days during which it may remedy the condition.

(c) For the purposes of this Agreement, the term “Disability” shall have the meaning given that term under the Trex Company, Inc. disability plan carrier, as in effect at the time a determination of Disability is to be made.

(d) For the purposes of this Agreement, the term “Final Pay” shall be defined as the sum of (1) Executive’s annual base salary (“Base Salary”) in effect at the time employment terminates (without taking into consideration a reduction in Base Salary which constitutes “Good Reason” as provided in Section 3(b)(2) above), and (2) the greater of (A) Executive’s targeted cash bonus for the year immediately prior to the year in which employment terminates or (B) the actual cash bonus earned by the Executive for the year immediately prior to the year in which employment terminates.

(e) For the purposes of this Agreement, the term “Administrator” means the Compensation Committee of the Board of Directors or such other person or persons appointed from time to time by the Committee.

4. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, sent by overnight courier, or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy, or telex, addressed, in the case of Executive, to Executive’s address as shown on the Company’s records and, in the case of the Company, to the Company’s principal office, to the attention of the General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5. Entire Agreement. This Agreement, together with the Executive’s Change In Control Severance Agreement, any stock appreciation rights agreement, restricted stock agreement and/or any other equity agreement issued pursuant to the Trex Company, Inc. 2023 Stock Incentive Plan (or a predecessor or successor plan), any Director/Officer Indemnification Agreement, and any restrictive covenant agreement, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

7. Governing Law. This Agreement shall be construed, interpreted and enforced as a sealed instrument under and in accordance with the laws of the Commonwealth of Virginia, without reference to the conflicts of laws provisions thereof. Any action, suit or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Virginia (or, if appropriate, a federal court located within Virginia), and the Company and Executive each consents to the jurisdiction of such a court.

8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. Notwithstanding the foregoing, in the event of Executive’s death, any payments that Executive was otherwise entitled to under this Agreement shall be made to Executive’s estate.

9. Acknowledgment. Executive states and represents that Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs their own name of their own free act. The Company represents that it has obtained all necessary consents and approvals to execute this Agreement.

10. Miscellaneous.

(a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c) Termination of employment under this Agreement shall mean a separation from service under Section 409A of the Code.

(d) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Trex Company, Inc.

By:

Title:

Executive:

_________________________

Name: ___________________